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                                                                    EXHIBIT 99.1
PRESS RELEASE: FOR IMMEDIATE RELEASE
For further information:
Company Contact:                        Financial Relations Contact:
Charles H. Hood                         Terence F. Leong
Gary W. Young                           (212) 343-9013
(918) 665-8414

         ADDVANTAGE MEDIA SHAREHOLDERS APPROVE REVERSE SPLIT OF STOCK

     TULSA, OKLAHOMA, OCTOBER 8, 1998...ADDVANTAGE MEDIA GROUP, INC. (NASDAQ:ADDM), announced today that its shareholders approved a proposal to amend the Company's certificate of incorporation to effect a one for four reverse stock split. The amendment will become effective at the close of business on Thursday, October 8,1998. The trading of the shares on the Nasdaq Small Cap market should reflect the effect of the reverse split when trading opens on Friday, October 9, 1998.

     As a result of the reverse stock split, the total number of issued and outstanding shares of the Company will be reduced from approximately 5,907,000 to 1,476,750. The number of shares held by each shareholder will be reduced to an amount equal to 25% of the number owned prior to the effectiveness of the reverse split. Holders otherwise entitled to fractional shares will be rounded up if they would have been entitled to one-half or more of a share, and they will be rounded down if they would have been entitled to less than one-half share. The number of shares subject to outstanding options and warrants will be reduced accordingly.

     The purpose for the reverse split is to cause the bid for the Company's common stock to be no less than $1.00 per share. Since the announcement of the termination of the Company's contract with Wal-Mart Stores, Inc., the Company's stock has been trading at less than $1.00 per share. Under the rules of the Nasdaq SmallCap Market, the continued listing of a company's shares on that market requires, among other things, a minimum bid price of $1.00 per share.

     Charles C. Hood, President of ADDvantage Media Group, Inc., stated, "Since our announcement in May of the termination of our Wal-Mart contract, our shares have been trading in the approximate range of $.35 to $.75 per share. We anticipate that as a result of this reverse stock split, the minimum bid for our shares will be greater than the minimum of $1.00 per share, thereby allowing the continued listing of the shares on the Nasdaq SmallCap Market."

     ADDVANTAGE MEDIA GROUP, INC. is a marketing company with a primary focus on in-store, point-of-sale consumer advertising. The Company has a unique, proprietary product, the SHOPPERS CALCULATOR(R), a solar-powered calculator that attaches directly to the handle of a shopping cart. The calculator also carries an advertising display area.

     Statements regarding the anticipated market price of the shares of ADDvantage Media Group, Inc., the continued listing of those shares on the Nasdaq SmallCap Market and related matters are forward-looking statements which are subject to a number of uncertainties, risks and other cautionary statements, including those contained in the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1998 filed with the Securities and Exchange Commission.